EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Fluke Corporation of our report dated June 10, 1994, included in the 1994 Annual Report to Shareholders of Fluke Corporation.

Our audit also included the financial statement schedules of Fluke Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-20968) pertaining to the Company's Long-term Stock Performance Plan, (Form S-8 No. 33-30689) pertaining to the Company's 1988 Stock Option Plan, (Form S-8 No. 33-38507) pertaining to the Company's 1990 Stock Incentive Plan, and (Form S-8 No. 33-38506)pertaining to the Company's Stock Option Plan for Outside Directors of our report dated June 10, 1994, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form-10K) of Fluke Corporation.


ERNST & YOUNG
Seattle, Washington
July 28, 1994